UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 20, 2017

Endocyte, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35050	35-1969-140
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana	47906
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	765-463-7175

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 21, 2017, Endocyte, Inc. (the “Company”) announced that Michael T. Andriole has been appointed the Company’s Chief Financial Officer, effective February 20, 2017. Mr. Andriole replaces Michael A. Sherman as the Chief Financial Officer of the Company. Mr. Sherman will continue to serve in his positions as President and Chief Executive Officer, as well as a Director, of the Company.

Mr. Andriole, age 44, served in various executive roles at Eli Lilly and Company, a large pharmaceutical company that develops, manufactures and markets pharmaceutical products on a global basis, from June 2001 to February 2017.  He most recently served as Vice President, Corporate Business Development of Eli Lilly and Company from June 2011 to February 2017. Other positions that Mr. Andriole held at Eli Lilly and Company included Director, European Development and Strategic Planning in London, England and Director, Corporate Finance and Investment Banking. Mr. Andriole graduated cum laude from Xavier University’s Williams College of Business and holds a B.S. in Finance and an M.B.A. from Kelley School of Business, Indiana University.

There are no family relationships between Mr. Andriole and any other Director or executive officer of the Company. There are no transactions between Mr. Andriole and the Company that would be required to be disclosed under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

In connection with Mr. Andriole’s appointment as Chief Financial Officer, the Compensation Committee of the Company’s Board of Directors approved the following compensatory arrangements:

•	Mr. Andriole’s initial annualized base salary is $340,000;

•	a signing bonus of $75,000 for Mr. Andriole;

•	Mr. Andriole’s target cash bonus opportunity for 2017 is 40%, to be prorated based on the date of his commencement of employment; and

•	grants to Mr. Andriole of the following equity awards:

o

a stock option to purchase 100,000 shares of the Company’s common stock, which option has an exercise price of $2.22 per share (which was the closing stock price of the Company’s common stock on February 17, 2017, the trading day immediately preceding the date of grant of February 20, 2017 (the “Grant Date”), on which markets were closed), has a term of 10 years and will vest in four equal annual installments beginning on the first anniversary of the Grant Date; and

o	50,000 restricted stock units, which will vest in four equal annual installments beginning on the first anniversary of the Grant Date.

Mr. Andriole will also be eligible to participate in the same group insurance and employee benefit plans as the Company’s other salaried employees.

The Compensation Committee also approved, and the Company and Mr. Andriole entered into, a Change in Control and Severance Agreement, dated as of February 20, 2017 (the “Severance Agreement”), which is on the form previously filed by the Company on May 18, 2015, has a three-year term, and will renew automatically for additional one-year terms unless either party provides prior written notice of non-renewal. The Severance Agreement provides that if Mr. Andriole’s employment is terminated by the Company without Cause (as defined in the Severance Agreement), or if he resigns for Good Reason (as defined in the Severance Agreement), prior to a Change in Control (as defined in the Severance Agreement) or after 12 months following a Change in Control, he will be entitled to:

•	a lump sum severance payment equal to 75% of his then-current base salary;

•

a monthly payment equal to 140% of the COBRA continuation coverage amount for continued coverage under the Company’s medical and dental plans for him and/or his covered dependents for nine months or, if earlier, until he becomes eligible for group health insurance coverage with a new employer; and

•	unvested equity awards that would have vested in the following nine months will immediately vest.

The Severance Agreement also provides that if Mr. Andriole is terminated by the Company without Cause, or if he resigns for Good Reason, within 12 months following a Change in Control, he will be entitled to:

•	a lump sum severance payment equal to 150% of his then-current base salary, as in effect immediately prior to the Change in Control or his termination, whichever is greater;

•	a lump sum severance payment equal to 150% of his target bonus for the year of termination or, if greater, for the year during which the Change in Control occurs;

•

a monthly payment equal to 140% of the COBRA continuation coverage amount for continued coverage under the Company’s medical and dental plans for him and/or his covered dependents for 18 months or, if earlier, until he becomes eligible for group health insurance coverage with a new employer; and

•	100% of his unvested equity awards will immediately vest.

The other terms of the Severance Agreement are consistent with those described in the Current Report on Form 8-K filed by the Company on May 18, 2015. The foregoing description of the Severance Agreement is qualified in its entirety by reference to the form of Change in Control and Severance Agreement, a copy of which was attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on May 18, 2015 and is incorporated by reference herein.

A copy of the Company’s press release announcing Mr. Andriole’s appointment as Chief Financial Officer is included with this report as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits

99.1       Press Release dated February 21, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endocyte, Inc.

February 21, 2017	By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Vice President, Finance and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 21, 2017